FOR IMMEDIATE RELEASE

Tower International Announces New Credit Facility and Completion of Cash Tender Offer for $275,992,000 of Outstanding 10.625% Senior Secured Notes due 2017

LIVONIA, Mich., April 23, 2013 /PRNewswire/ — Tower International, Inc. (TOWR), a leading integrated global manufacturer of engineered structural metal components and assemblies, today announced that it has entered into a new credit facility that provides for a term loan in an aggregate amount of $420,000,000.  The maturity date for the term loan is April 23, 2020.  The term loan will bear interest at (i) an alternate base rate (which is the highest of the Prime Rate, the Federal Funds Effective Rate plus 1/2% and the Adjusted LIBO Rate (as each such term is defined in the Term Loan Credit Agreement) for a one month interest period plus 1%) plus a margin of 3.50% or (ii) the Adjusted LIBO Rate (calculated by multiplying the applicable LIBOR rate by a statutory reserve rate, with a floor of 1.25%) plus a margin of 4.50%. The proceeds of the credit facility will be used to fund the previously announced cash tender offer (the "Tender Offer") by Tower International, Inc.'s wholly-owned subsidiaries, Tower Automotive Holdings USA, LLC and TA Holdings Finance, Inc. (such subsidiaries collectively, the "Company"), to purchase up to $275,992,000 of the Company's outstanding 10.625% Senior Secured Notes due 2017 (the "Notes"), pay for transaction expenses and, pursuant to the terms of the indenture governing the Notes (the "Indenture"), satisfy the anticipated redemption of up to $86,000,000 aggregate principal amount of the Notes.

The Tender Offer expired at 12:01 a.m., New York City time on April 22, 2013. An aggregate principal amount of $361,992,000 of the Notes was validly tendered in the Tender Offer and not validly withdrawn. The Company accepted for purchase on a pro rata basis $275,992,000 in aggregate principal amount of such Notes. The amount of Notes purchased was determined under the terms and conditions of the Tender Offer as set forth in the Offer to Purchase, dated March 15, 2013, as such Offer to Purchase was amended by Tower International, Inc.’s press release dated April 5, 2013. The Notes that were tendered but not accepted in the Tender Offer will be promptly returned to the tendering parties.

Pursuant to the terms of the Indenture, the Company intends to redeem up to $86,000,000 aggregate principal amount of Notes, to the extent such amounts remain outstanding, at a redemption price of 105.0% of the principal amount thereof, plus accrued and unpaid interest.  The Company expects to redeem $43,000,000 of such principal amount on or about May 24, 2013 following notice of redemption on or about April 23, 2013 and to redeem the balance thereof on or about August 24, 2013 following notice of redemption to the holders of Notes on or about July 25, 2013.  There is no assurance, however, that any such redemption will occur.

In connection with the new credit facility, the Tender Offer and the anticipated redemptions of $86,000,000 in aggregate principal amount of the Notes described above, Tower International, Inc. anticipates it will incur charges of approximately $50 million in the second quarter of 2013 and charges of approximately $3 million in the third quarter of 2013.  These charges relate to the tender premium, accelerated amortization of original issue discount and fees, and expenses associated with the Tender Offer.

Citigroup Global Markets Inc. served as dealer manager for the Tender Offer.  Global Bondholder Services Corporation served as the depositary and the information agent for the Tender Offer.  Questions regarding the Tender Offer may be directed to Citigroup Global Markets Inc. at either (800) 558-3745 or collect at (212) 723-6106.

Forward-Looking Statements and Risk Factors

This press release contains statements which constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to the Company’s plans to redeem up to $86,000,000 aggregate principal amount of the Notes and the dollar amount of charges to be taken in the second and third quarters. The forward-looking statements can be identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” “target,” and other similar expressions. Forward-looking statements are made as of the date of this press release and are based upon management’s current expectations and beliefs concerning future developments and their potential effects on us. Such forward-looking statements are not guarantees of future performance. The following important factors, as well as risk factors described in Tower International, Inc.’s reports filed with the SEC, could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements:

•	automobile production volumes;
•	the financial condition of our customers and suppliers;
•	our ability to make scheduled payments on our indebtedness and comply with the covenants and restrictions contained in the instruments governing our indebtedness;
•	our ability to refinance our indebtedness;
•	our ability to generate non-automotive revenues;
•	risks associated with our non-U.S. operations, including foreign exchange risks and economic uncertainty in some regions;
•	any increase in the expense and funding requirements of our pension and other postretirement benefits;
•	our customers’ ability to obtain equity and debt financing for their businesses;
•	our dependence on our largest customers;
•	pricing pressure from our customers;
•	work stoppages or other labor issues affecting us or our customers or suppliers; and
•	costs or liabilities relating to environmental and safety regulations.

We do not assume any obligation to update or revise the forward-looking statements contained in this press release.

Contact:

Derek Fiebig

Executive Director, Investor & External Relations

(248) 675-6457

fiebig.derek@towerautomotive.com